Exhibit 19

Mr. Richard J. Lashley
2 Trinity Place
Warren, NJ 07059

November 7, 2011

Ms. Pamela F. Russo
Corporate Secretary
HF Financial Corp.
225 South Main Avenue
Sioux Falls, South Dakota 57104

Re:           Demand For Record of Stockholders and Stockholder List(s)

Dear Ms. Russo:

I, Richard J. Lashley, hereby certify to HF Financial Corp. (the “Company”) that I own of record 500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  I may be deemed to beneficially own an additional 571,752 shares of the Common Stock as part of the PL Capital Group, or 8.2% of the total shares outstanding.

Pursuant to Section 220 of the Delaware General Corporation Law, I hereby demand (the “Demand”) an opportunity for myself, or my duly authorized agent(s), to inspect and to make copies and extracts from the following records and documents of the Company (the “Demand Materials”):

●	Items 1, 2, 4, 5, 6, and 7 of my letter dated August 18, 2011 as of the record date (the “Record Date”) for the Company’s Annual Meeting of Stockholders scheduled for December 13, 2011.

I note that the request in such letter specifically asked the Company to provide the Demand Materials at that time and again as of the Record Date, but for the avoidance of doubt I am reiterating my request for these materials as of the Record Date.  I also reiterate my request that modifications, additions to or deletions from any and all information in the Demand Materials through the date of the Annual Meeting of Stockholders scheduled for December 13, 2011 or any postponement, rescheduling, adjournment or continuation thereof, or any other meeting of shareholders held in lieu thereof the (“Annual Meeting”), be immediately furnished to me or my agents as such modifications, additions or deletions become available to the Company or its agents or representatives.

I make this notification and Demand to inspect, copy and make extracts of the Demand Materials in good faith and for the purpose of enabling me to communicate with the Company’s shareholders, in compliance with applicable law, with respect to matters relating to their interests as shareholders, including, but not limited to, my solicitation of shareholders to vote for my director nominee at the Annual Meeting.  I note that it is well settled case law that a wish to communicate with other shareholders in the context of a proxy contest is a proper purpose.  Further, I note that all of my requests directly relate to my desire to communicate with other shareholders in connection with the proxy contest, and it is generally recognized that in this context a shareholder is entitled to the same shareholder lists and data as are available to the Company.

I expect the Company to either deliver copies of the requested materials to me or my agents or representatives or make the materials available during the Company’s regular business hours.  I will forego the Demand for inspection if the Company voluntarily furnishes to me or my agents or representatives all the information included in the Demand Materials.

I will bear the reasonable costs incurred by the Company (including those of its transfer agent(s)) in connection with the production of the information with regard to which this Demand is made, including overnight delivery charges.  PL Capital has already advanced $4,000 to the Company to pay for the costs of producing the demanded materials.  As was done previously, please contact my proxy solicitor Mr. Richard Grubaugh at D.F. King & Co. as promptly as practicable to facilitate delivery of the demanded materials.  In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact me immediately so that I may promptly address any alleged deficiencies.

If you refuse to permit the inspection and copying demanded herein within five business days, I will conclude that this Demand has been refused and will take appropriate steps to secure my rights to examine and copy the Demand Materials.

Please also be advised that this Demand is not intended to constitute a request under Rule 14a-7 of the Exchange Act.  I intend to make my request pursuant to Rule 14a-7 by separate communication to the Company.

I reserve the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the Delaware General Corporation Law, other applicable law, or the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws.

Very truly yours,

/s/ Richard J. Lashley

Richard J. Lashley

cc:           Mr. Phillip Goldberg, Foley & Lardner
Mr. Richard Grubaugh, D.F. King & Co.

STATE OF NEW JERSEY	)
) ss.
COUNTY OF MORRIS	)

Richard J. Lashley, having been first duly sworn according to law, did depose, swear and say that he is authorized to execute the foregoing demand for inspection pursuant to Section 220 of the Delaware General Corporation Law and to make the demands, designations, authorizations and representations contained therein, and that the matters contained in the foregoing demand for inspection are true and correct.

/s/ Richard J. Lashley
Richard J. Lashley

Sworn to and subscribed before me by Richard J. Lashley
 this 7th day of November, 2011.

/s/ Rose Aquino
Notary Public

My Commission Expires: June 8, 2015

POWER OF ATTORNEY

STATE OF NEW JERSEY	)
) ss.
COUNTY OF MORRIS	)

I, Richard J. Lashley, do hereby make, constitute and appoint Richard Grubaugh and John W. Palmer to act on my behalf, to inspect and receive copies of the shareholder records of HF Financial Corp. requested in the accompanying demand.

/s/ Richard J. Lashley
Richard J. Lashley

Sworn to and subscribed before me by Richard J. Lashley
 this 7th day of November, 2011.

/s/ Rose Aquino
Notary Public

My Commission Expires: June 8, 2015